Exhibit 99.1

NEWS RELEASE
BROOKFIELD HOMES REPORTS THIRD QUARTER RESULTS
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ third quarter investor conference call can be accessed by teleconference on October 30, 2008 at 5:00 pm (Eastern Time) at 1-800-319-4610, toll free in North America or 1-604-638-5340. The archived teleconference may be accessed by dialing 1-800-319-6413 (Pincode: 2818), toll free in North America through November 30, 2008. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Fairfax, Virginia, October 30, 2008 — (BHS: NYSE) Brookfield Homes Corporation today announced financial results for the third quarter ended September 30, 2008:
•	Third Quarter 2008 Financial Highlights

Results of Operations	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(Millions, except per share amounts and units)	2008	2007	2008	2007

Revenue	$110	$121	$299	$386
Gross margin(1)	$12	$21	$37	$70
Impairment of housing and land inventory and write-off of option deposits	$32	$34	$55	$34
Impairment of investments in housing and land joint ventures	$9	$7	$19	$7
Loss before taxes	$(41)	$(38)	$(75)	$(17)
Net (loss) / income	$(26)	$2	$(47)	$40
(Loss) / earnings per share — diluted	$(0.95)	$0.06	$(1.75)	$1.48

Net new home orders (units)	163	130	631	631
Home closings (units)	184	179	520	567
Backlog of homes (units at end of period)			266	323
Average selling price (per unit)	$578,000	$667,000	$565,000	$673,000
Lot sales (units)	22	21	68	63

*	Unit information includes joint ventures

(1)	Excludes impairments and write-offs on housing and land inventory and joint ventures
•	Revenue for the three months ended September 30, 2008 totaled $110 million, compared to $121 million for the same period in 2007. The company’s average selling price was $578,000 compared to $667,000 during the same period last year. The decrease is primarily due to a change in product mix and higher homebuyer incentives and/or reduced selling prices.

•	Loss before taxes for the three months ended September 30, 2008 was $41 million, compared to $38 million for the same period in 2007. The decline is primarily due to the company’s gross margin on its housing and land revenue decreasing by $9 million, before impairments. The decline in the gross margin was primarily due to increased buyer incentives and/or reduced average selling prices.

Offsetting the decrease in the gross margin was a change in the mark to market expense on interest rate contracts of $5 million and lower impairments of $1 million.
•	The company recorded impairments of $27 million during the three months ended September 30, 2008 on 709 owned lots and write-offs of option deposits of $5 million on 606 optioned lots, compared to $34 million of impairments and write-offs primarily on 555 owned lots during the same period in 2007. In addition, during the three months ended September 30, 2008, the company recorded a $9 million impairment of an investment in an equity accounted joint venture located in the Inland Empire of California, compared to a $7 million impairment of an equity accounted joint venture during the same period in 2007.
•	Net loss after taxes for the three months ended September 30, 2008 was $26 million or a loss of $0.95 per share, compared to net income of $2 million or $0.06 per share for the same period in 2007. A reversal of an income tax liability of $25 million was included in income for the three months ended September 30, 2007.
•	Cash flow from operating activities was $12 million for the three months ended September 30, 2008.
Operating Highlights and Recent Developments
•	Net New Orders: Net new orders for the three months ended September 30, 2008 were 163 units, a 25% increase over the 130 units for the same period in 2007. Net new orders for both the nine months ended 2008 and 2007 were 631 units. Active communities for the three months ended September 30, 2008 total 33, which is consistent with the previous quarter.
•	Lots Owned and Controlled: At September 30, 2008, the company’s lots owned or controlled total 25,678. A summary of lots, owned or controlled under option, by region, follows:

	Northern	Southland /	San Diego /	Washington	Corporate
	California	Los Angeles	Riverside	D.C. Area	and Other	Total

Geographic diversification of lots	29%	13%	37%	20%	1%	100%

Lot supply
Owned Directly	1,139	1,380	7,089	2,342	211	12,161
Joint Ventures	98	54	908	1,422	63	2,545
Optioned	6,182	1,965	1,500	1,325	—	10,972

Total — September 30, 2008	7,419	3,399	9,497	5,089	274	25,678

Total — December 31, 2007	8,203	3,228	8,356	5,302	282	25,371

The company continues to monetize its inventory of lots ready for home construction, which includes over 350 homes completed or under construction. The company’s inventory of unsold completed homes was 77 units at September 30, 2008, down significantly from the end of 2007. The company does not expect to invest significantly in the development of land while the demand for new homes continues at the current absorption levels.

•	Deferral of Dividend Payment — In order to utilize capital internally, the Board of Directors has deferred payment of the semi-annual dividends which have been $0.20 per share.

Outlook
The United States housing industry remains weak, with the impact in recent months of the credit crisis spreading and the corresponding loss of jobs. As a result, consumer confidence has declined and has kept many potential homebuyers from taking advantage of lower home prices. In addition, there are fewer mortgage products and tougher lending criteria, leading to difficulties in obtaining financing for the purchase of a home. Despite these conditions, the company believes there is pent-up demand in certain markets, as evidenced by increased traffic in the third quarter which resulted in more home closings and net new orders. However, if negative market conditions prevail, the company anticipates that increasing foreclosures and job losses could offset this pent up demand. Unfortunately, the company cannot predict when markets will stabilize, however the focus remains on monetizing the current inventory of lots ready for home construction.
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Brookfield Homes Corporation
Brookfield Homes Corporation is a land developer and homebuilder. We entitle and develop land for our own communities and sell lots to third parties. We also design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. Our portfolio includes 26,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, possible actions to strengthen liquidity, investment in the development of land, the monetization of lots (and the timing thereof), and those statements preceded by, followed by, or that include the words “believe”, “planned”, “anticipate”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Operations

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
(thousands, except per share amounts)	2008	2007	2008	2007

Revenue
Housing	$106,378	$117,405	$288,019	$376,077
Land	3,312	3,359	11,123	9,598

Total revenue	109,690	120,764	299,142	385,675
Direct cost of sales	(97,501)	(99,498)	(262,145)	(315,141)
Impairment of housing and land inventory and write-off of option deposits	(31,787)	(34,413)	(54,588)	(34,413)

	(19,598)	(13,147)	(17,591)	36,121
Selling, general and administrative expense	(15,924)	(16,007)	(47,616)	(50,037)
Equity / (loss) in earnings from housing and land joint ventures	(41)	408	2,383	788
Impairment of investments in housing and joint ventures	(8,525)	(7,135)	(18,525)	(7,135)
Other (expense) / income	(699)	(5,519)	(1,116)	174

Operating loss	(44,787)	(41,400)	(82,465)	(20,089)
Minority interest	3,994	3,691	7,300	2,763

Loss before taxes	(40,793)	(37,709)	(75,165)	(17,326)
Income tax recovery	15,502	39,328	28,563	57,135

Net (loss) / income	$(25,291)	$1,619	$(46,602)	$39,809

Weighted average shares outstanding
Basic	26,663	26,628	26,663	26,623
Diluted	26,663	26,816	26,663	26,865

(Loss) / earnings per share
Basic	$(0.95)	$0.06	$(1.75)	$1.50
Diluted	$(0.95)	$0.06	$(1.75)	$1.48

Brookfield Homes Corporation
Condensed Balance Sheets

	September 30	Dec. 31
As at (thousands)	2008	2007

Assets
Housing and land inventory	$1,093,415	$1,078,229
Investments in housing and land joint ventures	95,778	130,546
Consolidated land inventory not owned	9,448	26,748
Receivables and other assets	60,310	50,066
Cash and cash equivalents	—	9,132
Deferred income taxes	61,123	55,943

	$1,320,074	$1,350,664

Liabilities and Stockholders’ Equity
Project specific financings	$511,321	$644,572
Other revolving financings	272,000	90,000
Accounts payable and other liabilities	142,409	159,956
Minority interest	66,629	76,486
Stockholders’ equity	327,715	379,650

	$1,320,074	$1,350,664